Exhibit 1A-6.D

Exhibit D – Shareholders’ Agreement

SHAREHOLDERS’ AGREEMENT

This Shareholders’ Agreement (this “Agreement”) is made as of [FILL IN], 2018, by and among Tuscan Gardens Senior Living Communities, Inc., a Florida corporation (the “Company”), the entities that have purchased shares of the Company’s Voting Common Shares, par value $1.00 per share (the “Common Shares”) and have delivered a counterpart signature page hereto (the “Common Shareholder”) and the natural persons that have purchased a share of Class A Non-Voting Preferred Shares and have delivered a counterpart signature page hereto (“Preferred Shareholder”) and, together with the Common Shareholder, the “Shareholder”).

RECITALS

WHEREAS, the Common Shareholder has purchased Common Shares in a private placement intended to be exempt from registration under the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Company and the Preferred Shareholders are parties to certain subscription agreements pursuant to which the Preferred Shareholders have subscribed to purchase shares of Class A Non-Voting Preferred Shares with a $1,000.00 par value per share (“Preferred Shares”) in a public offering intended to be exempt from registration under the Securities Act pursuant to Regulation A promulgated thereunder; and

WHEREAS, in order to induce the Company to enter into such subscription agreements and to induce the Shareholders to invest funds in the Company pursuant to such subscription agreements, the parties desire to enter into this Agreement.

NOW, THEREFORE, the parties hereby agree as follows:

1.  ENCUMBRANCE. Any Shareholder of record holding any Common Shares or Preferred Shares of the Company (collectively, the “Securities”), may pledge or encumber any of the Securities or any interest therein.

2.  EXCLUSION FROM VOTING. Each Shareholder of Preferred Shares agrees that he, she or it has no right to and shall not vote on any matter submitted to the holders of Common Shares.

3.  REDEMPTION. There are no redemption rights associated with the Common Shares or Preferred Shares.

4.  GENERAL PROVISIONS.

4.1 Shareholder List. The Company shall at all times maintain at its principal offices a list of all parties to this Agreement, which list shall be made available for inspection by any shareholder of the Company during regular business hours of the Company.

4.2 Entire Agreement. This Agreement and the Company’s Articles of Incorporation and Bylaws, as each may be amended from time to time (together, the “Governing Documents”), constitute the sole and entire agreement of the parties with respect to the subject matter contained herein and therein, and supersede all prior and contemporaneous understandings and agreements, both written and oral, with respect to such subject matter. In the event of any inconsistency or conflict between this Agreement and any Governing Document, the Shareholders and the Company shall, to the extent permitted by applicable law, amend such Governing Document to comply with the provisions of this Agreement.

4.3 Several Obligations. All obligations of the parties under this Agreement shall be several and not joint and, except as otherwise set forth herein, in no event shall a party have any liability or obligation with respect to the acts or omissions of any other party to this Agreement.

4.4 Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

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4.5 Notices. All notices and other communications given or made to the Company pursuant to this Agreement must be in writing and will be deemed to have been given upon the earlier of actual receipt or (a) personal delivery to the party to be notified, (b) the date sent by facsimile, electronic mail or other similar transmission (with confirmation of transmission) during normal business hours of the recipient, and if not sent during normal business hours, then on the recipient’s next business day, (c) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one business day after deposit with a nationally recognized overnight courier, freight prepaid, specifying next business day delivery, with written verification of receipt. Such communications must be sent to the Company at the following address:

If to the Company:	With a copy to (which shall not constitute notice):
Tuscan Gardens Senior Living Communities, Inc.	Pino Nicholson PLLC
189 S. Orange Ave, Suite 1650	189 S. Orange Ave, Suite 1650
Orlando, FL 32801	Orlando, FL 32801
Telephone: 407-206-6577
Attention: Secretary	Email: ljp@PinoNicholsonLaw.com

Each Shareholder explicitly consents to receive all notices, requests, consents, claims, demands, waivers and other communications by e-mail, sent to such Shareholder’s e-mail address of record as set forth in this Agreement or as otherwise from time to time changed or updated and disclosed to the Company, without necessity of confirmation of receipt, delivery or reading, and such form of electronic communication is sufficient for all matters regarding the relationship between the parties.

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4.6 Assignment. The rights and obligations under this Agreement are not assignable by any Shareholder.

4.7 Amendments and Waivers. Any term of this Agreement may be amended, terminated or waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and the holders of a majority of the Common Shares. Any amendment or waiver effected in accordance with this Section 4.7 will be binding upon the Company, the Shareholders and each future holder of any Securities.

4.8 Delays or Omissions. No delay or omission to exercise any right, power or remedy accruing to any party under this Agreement, upon any breach or default of any other party under this Agreement, will impair any such right, power or remedy of such non-breaching or non-defaulting party, nor will it be construed to be a waiver of any such breach or default, or an acquiescence therein, or of or in any similar breach or default thereafter occurring; nor will any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. Any waiver, permit, consent or approval of any kind or character on the part of any party of any breach or default under this Agreement, or any waiver on the part of any party of any provisions or conditions of this Agreement, must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement or by law or otherwise afforded to any party, are cumulative and not alternative.

4.9 Severability. If any provision of this Agreement is held to be illegal, invalid or unenforceable under any present or future law, (a) such provision will be fully severable; (b) this Agreement will be construed and enforced as if such illegal, invalid or unenforceable provision had never comprised a part hereof; (c) the remaining provisions of this Agreement will remain in full force and effect and will not be affected by the illegal, invalid or unenforceable provision or by its severance here from; and (d) in lieu of such illegal, invalid or unenforceable provision, there will be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms of such illegal, invalid or unenforceable provision as may be possible.

4.10 Governing Law and Dispute Resolution. This Agreement shall be governed by and construed in accordance with the laws of the State of Florida. In the event of a dispute regarding this Agreement or the respective rights of the parties hereunder, the parties agree to submit such dispute exclusively to binding arbitration, as legally enforceable based on case law as upheld by the U.S. Supreme Court, in Orlando, Florida before an arbitration panel consisting of three professional arbitrators with each of two arbitrators selected by the parties and the final third arbitrator selected by the selected two arbitrators. Any such arbitration shall be restricted to the party filing the arbitration and shall not be a joint or multiple arbitration reflecting more than one party and shall be commenced within fifteen (15) days of selection of the arbitrator and the discovery rules contained in the Florida Rules of Civil Procedure shall apply to all such proceedings. The arbitrator shall order all remedies permitted by law, award attorney's fees and costs to the prevailing party, and require that the entire proceeding, including the existence of the proceeding, be held confidential by the parties, and shall not be disclosed by any party. Any and all orders issued by the arbitrator shall be enforced by a state court of competent jurisdiction located in Orlando, Orange County, Florida. Notwithstanding the foregoing, by agreeing to the arbitration provision, Shareholders will not be deemed to have waived the Company’s compliance with the federal securities laws.

4.11 Counterparts. This Agreement may be executed and delivered by facsimile or electronic signature and in two or more counterparts, each of which will be deemed an original, but all of which together will constitute one and the same instrument. Exchange and delivery of this Agreement by exchange of electronic copies (with originals to follow) bearing the signature of a party shall constitute a valid and binding execution and delivery by such party. Such electronic copies shall constitute legally enforceable original documents.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

COMPANY

TUSCAN GARDENS SENIOR LIVING COMMUNITIES, INC.

By:	/s/ Laurence J. Pino, Esq.
Name:
Title:

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

PREFERRED SHAREHOLDER

By:
Name:
Title:

Email Address

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date and year first written above.

COMMON SHAREHOLDER

By:
Name:
Title:

Email Address

[Signature Page to Shareholders’ Agreement]